September 15, 1995


PITTSTON TO SEPARATE PITTSTON SERVICES GROUP COMMON STOCK
INTO TWO CLASSES: BRINK'S AND BURLINGTON GROUPS

Stamford, CT. - September 15, l995 - The Pittston Company announced today that its Board of Directors has approved, subject to a favorable vote of shareholders, a plan to separate the Pittston Services Group Common Stock ("Services" - NYSE:PZS) into two classes of common stock which would separately track Pittston's security services and home security businesses (the Pittston Brink's Group) and its global freight transportation and logistics management businesses (the Pittston Burlington Group). The plan will not alter the Pittston Minerals Group and is designed so that it will have no adverse effect on the holders of Pittston Minerals Group Common Stock ("Minerals" - NYSE:PZM), Pittston's Series C Convertible Preferred Stock ("Preferred") or the Company's creditors.

Under the proposed plan, a new class of common stock called Pittston Burlington Group Common Stock ("Burlington") will be distributed tax free to Pittston Services Group shareholders in the ratio of one half of one share of Burlington stock for each outstanding share of Services stock. Pittston Services shareholders will retain their existing common stock which will be redesignated Pittston Brink's Group Common Stock ("Brink's") on a share for share basis. The Pittston Company will continue as a single corporate entity with three classes of common stock:
Brink's, Burlington and Minerals.

The Brink's stock will track the performance of Pittston's growing security businesses - Brink's, Incorporated and Brink's Home Security, Inc. Brink's is the world's largest provider of secure transportation and processing services for high value commodities. Brink's Home Security is the second largest home security company in the United States with over 350,000 subscribers nationwide. The Burlington stock will separately track the performance of Burlington Air Express Inc., a global freight transportation and logistics management services company with revenues exceeding $1.2 billion.

The proposed plan is subject to shareholder approval by Services, Minerals and Preferred shareholders voting separately and all common shareholders voting together. A preliminary proxy statement will be filed with the Securities and Exchange Commission and a special shareholders meeting, which is expected to be held either later in 1995 or early 1996, will be scheduled following completion of this regulatory process. The plan will become effective upon shareholder approval. Pittston plans to list both the Brink's and Burlington stocks on the New York Stock Exchange. The Minerals stock will continue to be listed on the New York Stock Exchange.

The Board of Directors currently intends to pay dividends on the Brink's stock at an initial annual rate of $.10 per share and on Burlington stock at an initial annual rate of $.24 per share, equivalent to an annual dividend of $.22 per share on the existing Services stock which is 10% greater than the current annual dividend of $.20 per share. The Board also expects to continue to pay a quarterly dividend at an annual rate of $.65 per share on the Minerals stock and regular quarterly dividends on the Preferred stock. Future dividend policies will be based upon the earnings, cash flow, financial condition and business requirements of each of the Brink's, Burlington and Minerals groups.

Joseph C. Farrell, Pittston's Chairman and Chief Executive Officer, commented that "Our plan to separate Pittston Services Common Stock into two separate classes is intended to enhance shareholder values by allowing existing shareholders and potential new investors to separately value the Brink's and Burlington businesses based upon their unique growth characteristics. We believe Brink's stock will be the premier quality security services stock benefiting from rapid growth prospects. Burlington stock will be a "pure play" global logistics and airfreight stock benefiting from the increasing worldwide demand for reliable, efficient logistics and transportation services. In addition, the plan preserves for all shareholders the considerable economic benefits of remaining one corporation and the Company's flexibility to implement future restructuring options should they become desirable."

A conference call for shareholders, securities analysts and potential investors has been scheduled with Pittston's management on Monday, September 18, l995 at 3 p.m. EST. Interested parties should call 800-553-2165 fifteen minutes prior to start of the conference call.

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Pittston Services Group Common Stock (NYSE-PZS) and Pittston
Minerals Group Common Stock (NYSE-PZM) represent the two classes of common stock of The Pittston Company, a diversified firm with interests in security services through Brink's, Incorporated and Brink's Home Security, Inc., global freight transportation and logistics management services through Burlington Air Express Inc., and coal and gold mining through Pittston Minerals Group.